AMENDED AND RESTATED SECURED TERM NOTE
          FOR VALUE RECEIVED, DIGITAL RECORDERS INC., a North Carolina corporation (“DRI”), TWINVISION OF NORTH AMERICA, INC., a North Carolina corporation (“TwinVision”), DIGITAL AUDIO CORPORATION, a North Carolina corporation (“DAC”) and ROBINSON-TURNEY INTERNATIONAL, INC., a Texas corporation (“RTI”, and together with DRI, TwinVision and DAC, the “Company”), jointly and severally promise to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, (i) the sum of One Million One Hundred Thousand Dollars ($1,100,000) (the “Initial Principal Amount”), together with any accrued and unpaid interest thereon, on April 28, 2007 (the “Initial Maturity Date”) and (ii) the sum of Five Hundred Thousand Dollars ($500,000) (the “Second Principal Amount”, and together with the Initial Principal Amount, the “Principal Amount”) together with any accrued and unpaid interest thereon, on April 30, 2008 (the “Second Maturity Date”), if not sooner paid. Terms not otherwise defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement by and among the Company and the Holder dated April 28, 2006 (as amended, modified or supplemented, the “Securities Purchase Agreement”).
          The following terms shall apply to this Secured Term Note (this “Note”):
ARTICLE I
CONTRACT RATE AND AMORTIZATION
          1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding Principal Amount shall accrue at a rate per annum equal to ten percent (10%) (the “Contract Rate”). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on June 1, 2006, on the first business day of each consecutive calendar month thereafter through and including (i) with regard to the Initial Principal Amount, the Initial Maturity Date, and on the Initial Maturity Date, whether by acceleration or otherwise and (ii) with regard to the Second Principal Amount, the Second Maturity Date, whether by acceleration or otherwise.
          1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Second Maturity Date.
          1.3 Principal Payments. (a) Any outstanding Initial Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Securities Purchase Agreement and/or any other Related Agreement shall be due and payable on the Initial Maturity Date.
          (b) Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Securities Purchase Agreement and/or any Related Agreement shall be due and payable on the Second Maturity Date.

ARTICLE II
REDEMPTION
          2.1 Optional Redemption in Cash. The Company may prepay this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred ten percent (110%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Securities Purchase Agreement or any other Related Agreement (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.
ARTICLE III
EVENTS OF DEFAULT
          3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:
               (a) Failure to Pay. The Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Master Security Agreement) when due, and, in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.
               (b) Breach of Covenant. The Company breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.
               (c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company in this Note, the Security Agreement or any other Ancillary Agreement shall at any time be false or misleading in any material respect on the date as of which made or deemed made.
               (d) Default Under Other Agreements. The occurrence of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent obligation of the Company (including, without limitation, the indebtedness evidenced by the Security Agreement and the Ancillary Agreements) beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;

               (e) Material Adverse Effect. Any change or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;
               (f) Bankruptcy. The Company shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
               (g) Judgments. Attachments or levies in excess of $50,000 in the aggregate are made upon the Company’s assets or a judgment is rendered against the Company’s property involving a liability of more than $50,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;
               (h) Insolvency. The Company shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
               (i) Change of Control. A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “group” that beneficially owns 35% or more of such outstanding voting equity interests of the Company on the date hereof), (ii) the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iii) the Company merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity;
               (j) Indictment; Proceedings. The indictment or threatened indictment of the Company or any executive officer of the Company under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any executive officer of the Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the Company ; and
               (k) The Securities Purchase Agreement and Related Agreements. (i) An Event of Default shall occur under and as defined in the Security Agreement or any other Ancillary Agreement, (ii) the Company shall breach any term or provision of the Securities Purchase Agreement or any other Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) the Company attempts to terminate, challenges the validity of, or its liability under, the Securities Purchase Agreement or any Related Agreement, (iv) any proceeding shall be brought to challenge the validity, binding effect of the Securities Purchase Agreement or any Related Agreement or (v) the Securities Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of the Company (to the extent such persons or entities are a party thereto).
          3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall, jointly and severally, pay additional interest on this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, the Security Agreement and each other Ancillary Agreement, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.
          3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note, the Securities Purchase Agreement and/or any other Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Securities Purchase Agreement and the other Related Agreements and all obligations and liabilities of the Company under the Securities Purchase Agreement and the other Related Agreements, to require the Company, jointly and severally, to make a Default Payment (“Default Payment”). The Default Payment shall be 130% of the outstanding Principal Amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Securities Purchase Agreement, and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.
ARTICLE IV
MISCELLANEOUS
          4.1 Cumulative Remedies. The remedies under this Note shall be cumulative.
          4.2 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          4.3 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided in the Security Agreement executed in connection herewith, and to the Holder at the address provided in the Security Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.
          4.4 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.
          4.5 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.
          4.6 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder reasonable costs of collection, including reasonable attorneys’ fees.
          4.7 Governing Law, Jurisdiction and Waiver of Jury Trial.
               (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
               (b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND

THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.
               (c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.
          4.8 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.
          4.9 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
          4.10 Security Interest . The Holder has been granted a security interest (i) in certain assets of the Company as more fully described in the Reaffirmation and Ratification Agreement by and among the Company and the Holder, dated as of the date hereof.
          4.11 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.
          5.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).
          5.14 Amendment and Restatement. This Amended and Restated Secured Term Note amends and restates in its entirety, and is given in substitution for and not in satisfaction of that certain Secured Term Note in the original principal amount of $1,600,000 issued by the Parent and certain of its Subsidiaries in favor of the Holder on April 28, 2006.
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     IN WITNESS WHEREOF, the Company has caused this Amended and Restated Secured Term Note to be signed in its name effective as of the 31st day of December, 2006.

DIGITAL RECORDERS, INC.

By:

Name:
Title:

WITNESS:

TWINVISION OF NORTH AMERICA, INC.

By:

Name:
Title:

WITNESS:

DIGITAL AUDIO CORPORATION

By:

Name:
Title:

WITNESS:

ROBINSON-TURNEY INTERNATIONAL, INC.

By:

Name:
Title:

WITNESS: